Exhibit 99.1

 NEWS from Carrington

 FOR IMMEDIATE RELEASE                       Contact: Carlton E. Turner
                                                      Chief Executive Officer
                                                      (972) 518-1300


               CARRINGTON REPORTS POSITIVE HUMAN SAFETY RESULTS
                  FOR INTRANASAL VACCINE DELIVERY TECHNOLOGY

           * Needle-less Delivery
           * Requires No Refrigeration
           * Allows for Vaccine Self-administration
           * No Need for Mercury or Other Preservatives

 IRVING, Texas, May 19, 2005 - Carrington Laboratories, Inc.'s (Nasdaq: CARN) wholly-owned subsidiary, DelSite Biotechnologies, said results from a Phase I clinical trial demonstrated that the GelVac[TM] powder intranasal delivery system for vaccines was safe and well tolerated and doses were consistently and reproducibly delivered to the nasal cavity.

 The clinical trial was designed to evaluate the GelVac[TM] system for safety, nasal deposition, nasal retention time and the single dose delivery device. The study involved 15 healthy adult volunteers and was designed as a double blind, randomized vehicle-controlled three-way cross-over trial using two selected particle sizes of GelVac[TM] powder and a control powder. The subjects were randomly assigned to receive one dose of each of the three radio-labeled test materials.

 "The study demonstrated that GelVac[TM] powder was well tolerated, with no significant adverse events reported," said Kenneth (Bill) Yates, president of DelSite. "Studies showed that nasal deposition was consistent with quantifiable and reproducible amounts of powder delivered to the nasal cavity. The delivery device performed to expectations and the subjects self-reported that the intranasal product was easy to use and highly preferred over injections," he added.

 Since the GelVac[TM] system eliminates the need for refrigeration, it provides one of the very few ways to facilitate the kind of accelerated vaccination programs in third world countries called for at The World Health Organization annual assembly in Geneva. GelVac[TM] should greatly simplify distribution and storage in third world climates and could speed the vaccination process with fewer highly trained healthcare professionals needed.

 "The findings are key in advancing the development of a technology designed to make self-administered, needle-less delivery possible for routine vaccines, pandemic disease, biosecurity applications and other therapeutic modalities. Additionally, we have the added advantage of no mercury preservative being required and can produce the product in kilo quantities at our FDA-regulated cGMP facilities in Costa Rica," noted Carlton E. Turner, PhD, Carrington's chief executive officer. He added, "Our research and development group for vaccines is housed at DelSite's facilities in the Research Park at College Station, Texas. We now plan to provide our data to potential domestic and international partners and, when appropriate, share them with the scientific and business communities."


 About GelVac[TM] and GelSite[R]

 The GelVac[TM] powder system is based on the proprietary GelSite[R] polymer, a high molecular weight ionic polysaccharide that exhibits distinct chemical and functional properties. GelSite[R] polymer is capable of in situ gelation, i.e., changing from a liquid or a powder to a gel upon contact with body fluids. GelSite[R] nasal powder formulations have the potential to be used for the delivery of vaccine antigens as well as therapeutic agents. GelSite[R] is not an adjuvant and is a member of a family of plant polysaccharides classified by the FDA as Generally Regarded as Safe (GRAS). GelSite[R] is manufactured in kilogram quantities under FDA cGMP guidelines in Costa Rica at Carrington's wholly-owned subsidiary, Sabila Industrial. This bulk pharmaceutical and manufacturing plant and is also ISO certified.


 About DelSite

 DelSite Biotechnologies, Inc., a wholly-owned subsidiary of Carrington Laboratories, was established to commercialize its novel polymer drug delivery technology. Currently, DelSite is focused on developing delivery systems for vaccines and therapeutic proteins and peptides that could benefit from improved intranasal, topical and injectable routes of administration. For more information please visit www.delsite.com.


 About Carrington

 Carrington Laboratories, Inc., is an ISO 9001-certified, research-based biopharmaceutical and consumer products company currently utilizing naturally-occurring polymeric carbohydrates to manufacture and market products for mucositis, radiation dermatitis, wound and oral care as well as to manufacture and market the nutraceutical raw material Manapol[R] and cosmetic raw material Hydrapol[TM]. Carrington also manufactures and markets consumer products under the AloeCeuticals[R] brand and manufactures quality products for other companies. Manufacturing operations comply with cGMP standards. The Company's DelSite Biotechnologies subsidiary is developing its propriety GelSite[R] technology designed to provide controlled release of peptide and protein-based drugs. Carrington's technology is protected by more than 130 patents in 26 countries. Select products are honored with the internationally coveted CE mark, recognized by more than 20 countries around the world. For more information, visit www.carringtonlabs.com.

                                 #    #    #

 Certain statements in this release concerning Carrington may be forward-looking. Actual events will be dependent upon a number of factors and risks including, but not limited to: subsequent changes in plans by the Company's management; delays or problems in formulation, manufacturing, distribution, production and/or launch of new finished products; changes in the regulatory process; changes in market trends; and a number of other factors and risks described from time to time in the Company's filings with the Securities & Exchange Commission, including the Form 10-K filed May 13, 2005.